Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Percentage of Ownership
Guardforce AI Holdings Limited	British Virgin Islands	100%
Guardforce Cash Solutions Security (Thailand) Co., Limited	Thailand	99.07%
Guardforce AI Singapore Pte. Ltd.	Singapore	100%
Guardforce AI (Hong Kong) Co., Limited	Hong Kong	100%
Southern Ambition Limited	British Virgin Islands	100%
Horizon Dragon Limited	British Virgin Islands	100%
Guardforce AI Group Co., Limited	Thailand	100%
Guardforce AI Robots Limited	British Virgin Islands	100%
Handshake Networking Limited	Hong Kong	51%
GFAI Robotics Group Co., Limited	British Virgin Islands	100%
GFAI Robot Service (Hong Kong) Limited	Hong Kong	100%
GF Robotics Malaysia Sdn. Bhd.	Malaysia	100%
GFAI Robotics Services LLC	Delaware	100%
Macau GF Robotics Limited	Macau	100%
GFAI Robot Service (Australia) Pty Ltd	Australia	100%
Guardforce AI Robot Service (Shenzhen) Co., Limited	PRC	100%
GFAI Robot & Smart Machines Trading LLC	Dubai	100%
Shenzhen GFAI Robot Technology Co., Limited (former name: Shenzhen Keweien Robot Service Co., Limited)	PRC	100%
Guangzhou GFAI Technology Co., Limited (former name: Guangzhou Kewei Robot Technology Co., Limited)	PRC	100%